Exhibit 10.66
Arbinet Corporation

Non-Employee Director Compensation Plan

Effective September 1, 2009
(unless otherwise noted)

1. Annual Retainer per Board Member:  $30,000

2. Annual Chairman of the Board Additional Retainer:  $20,000

3. Member Meeting Fee (per meeting)
•	$2,000 per in-person meeting in excess of 6 in-person meetings per year (3 meetings in the second six months of 2009), and
•	$350 per telephonic meeting in excess of 15 total meetings (in-person and telephonic) per year (7 meetings in the second six months of 2009)

4. Committee Chairman’s Annual Retainer
•	Audit Committee Chair Retainer: $15,000
•	Compensation Committee Chair Retainer: $10,000
•	Nominating & Corporate Governance Committee Chair Retainer: $5,000

5. Committee Member’s Annual Retainer
•	Audit Committee Member Retainer: $10,000
•	Compensation Committee Member Retainer: $5,000
•	Nominating & Corporate Governance Committee Member Retainer: $2,500

6. No per-meeting Committee Member Meeting Fee

7. Initial Director Equity Grant
Upon initial appointment to the Board, each new director has the choice of receiving:
(i)	No shares of restricted stock and an option to purchase 25,000 shares, or
(ii)	1,000 shares of restricted stock and an option to purchase 22,000 shares, or
(iii)	2,000 shares of restricted stock and an option to purchase 19,000 shares, or
(iv)	3,000 shares of restricted stock and an option to purchase 16,000 shares

8. Annual Director Equity Grant
At each annual meeting of stockholders beginning with the 2010 annual meeting, each director shall receive shares of restricted stock equaling $30,000 in value, which vest in installments over 3 years, with one-third vesting annually on the anniversary of the grant date.